SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2007
LAYNE CHRISTENSEN COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20578	48-0920712

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
(Address of Principal Executive Offices)

(913) 362-0510
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CF$ 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.
     On September 14, 2007, the Board of Directors of Layne Christensen Company (the “Company”) approved an amendment and restatement of the Company’s Bylaws.
     A description of the provisions amended (other than certain immaterial technical changes) and, if applicable, the previous provisions is provided below. This description is a summary of the amendments to the Bylaws and is qualified in entirety by reference to the Amended and Restated Bylaws (with amendments marked) filed herewith as Exhibit 3.1(a), which is incorporated herein by reference. A clean copy of the Amended and Restated Bylaws is filed as Exhibit 3.1(b) hereto.
     Article I
          Section 1. This section was amended to delete the requirement that the registered office of the Company be located in Wilmington, Delaware and to permit the office to be located anywhere in Delaware.
     Article II
          Section 1. This section was amended to permit the holding of meetings of stockholders by remote communication in accordance with the Delaware General Corporation Law.
          Section 3. This section was amended to permit the chairperson of the meeting to adjourn meetings of stockholders.
          Section 4. This section was amended to provide that all matters determined by stockholders at a meeting, other than the election of directors, would be determined by a majority of the votes cast affirmatively or negatively by the stockholders represented in person or represented by proxy at the meeting and entitled to vote thereon. This section previously provided that such matters would be determined by the holders of a majority of the stock having voting power represented in person or represented by proxy.
          Section 5. This section was amended to permit proxy authorization by electronic transmission to the extent permitted under the Delaware General Corporation Law.
          Section 7. This section was amended to permit a duly authorized committee of the board of directors to nominate directors and propose business to be considered at a meeting of stockholders. A clarifying amendment was made to limit the exclusion from the advance notice provisions to classes or series of preferred stock, rather than classes or series of any stock, having the right to vote separately to elect directors.
          Section 8. This section was amended to permit the giving of notice of meetings of stockholders by electronic transmission to the extent permitted under the Delaware General Corporation Law.
          Section 9. This section was amended to revise the provisions regarding maintaining a list of stockholders to conform to changes in the Delaware General Corporation Law.
          Section 10. This section was added to provide for the designation of the person who would preside over meetings of stockholders.

          Section 11. This section was added to set forth certain powers of the chairperson presiding at meetings of stockholders.
     Article III
          Section 1. A technical change was made to conform this section to the provisions of the certificate of incorporation.
          Section 6. This section was amended to expand the means by which notice of meetings of directors may be given.
          Section 8. This section was amended to permit directors to give consent by electronic transmission in accordance with the Delaware General Corporation Law.
     Article IV
          Section 1. This section was amended to authorize the board of directors to delegate to the president and chief executive officer the power to fill and to prescribe the powers and duties of certain officer positions of the Company.
          Section 5. This section was amended to authorize the board of directors to delegate to the president and chief executive officer the power to remove and fill the vacancies of certain officer positions of the Company.
          Section 6. The provision in this section that the chairman of the board would be the chief executive officer if there was no president was deleted.
          Section 7. This section was amended to provide that the president and chief executive officer would preside at meetings of stockholders in absence of the chairman of the board.
     Article V
          Sections 1, 3, 4, 5. Changes were made to these sections to provide for uncertificated shares.
          Section 6. This section was amended to clarify that any record date fixed by the board of directors could not precede the date upon which the resolution fixing the record date was adopted.
     Article VI
          Section 6. The notice provision in this section was amended to apply only to the extent that the requirement for notice was not otherwise provided by statute, in the certificate of incorporation or in the Bylaws.
          Section 7. This section was amended to permit waivers of notice to be given by electronic transmission and to provide that attendance at meetings under certain circumstances constituted waiver of notice in accordance with the Delaware General Corporation Law.
          Section 8. This section, which permitted or required the board of directors to present a statement of the business and condition of the corporation at meetings of stockholders, was deleted.

          On September 14, 2007, the Company also adopted a Restated Certificate of Incorporation of the Company. No changes were made to the Certificate of Incorporation in connection with the restatement. A copy of the Restated Certificate of Incorporation is filed as Exhibit 3.2 hereto.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits.
3.1(a)	Amended and Restated Bylaws of Layne Christensen Company (As Adopted on September 14, 2007), marked to show the changes resulting from the amendments reported in this Current Report on Form 8-K.

3.1(b)	Amended and Restated Bylaws of Layne Christensen Company (As Adopted on September 14, 2007).

3.2	Restated Certificate of Incorporation of Layne Christensen Company, dated September 14, 2007.

10.1	Form of Restricted Stock Agreement between the Company and management or non-employee directors of the Company for use with the 2006 Equity Incentive Plan.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAYNE CHRISTENSEN COMPANY
Date: September 14, 2007	By:	/s/ A. B. Schmitt
		Name:	Andrew B. Schmitt
		Title:	President and Chief Executive Officer